Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS
Ray Davis	Ron Farnsworth
President & CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

Umpqua Holdings Corporation Authorizes Increase in Shares Available for Repurchase

Increased Repurchase Authority to 15 million shares

PORTLAND, Ore., September 29, 2011 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, announced that its Board of Directors has authorized an increase in the number of common shares available for repurchase to 15 million shares, or approximately 13% of the Company’s outstanding common shares.

The Company may repurchase shares in open market purchases or through privately negotiated transactions, at management’s discretion. The repurchase program will run through June 2013 and the timing of purchases, as well as the number of shares purchased, will depend on market conditions and management’s view of the intrinsic value of the shares, opportunities for organic growth, and the benefits of potential acquisitions over that period. The repurchase program does not obligate the Company to repurchase any number or dollar amount of shares and is subject to regulatory limits on the timing and volume of shares purchased.

“Umpqua will remain opportunistic about its organic growth and acquisition prospects in this environment and we will also repurchase common shares when we believe they are trading at a discount to the long-term intrinsic value of the stock,” said Ray Davis, CEO of Umpqua Holdings Corporation. “To be clear, we are not changing the Company’s overall growth strategy. This action simply provides us with another tool to effectively manage capital levels and over time, improve total return to shareholders.”

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about the potential acquisition of the Company’s shares, organic and acquisition growth potential, the long term intrinsic value of the Company’s common shares and improvement in total return to shareholders. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our stock trades at historically low earnings multiples and regulatory limits on when we can purchase shares and how many shares we can purchase.

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